                                                                    EXHIBIT 12.1

WHEELING ISLAND GAMING, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(DOLLARS IN THOUSANDS)


                                                              YEARS ENDED DECEMBER 31,                   PRO
                                              ------------------------------------------------------    FORMA
                                                1997      1998         1999       2000        2001       2001
                                              --------   --------    --------    --------   --------   --------
EARNINGS:
---------

       Income/(loss) before income taxes      $    232   $    381    $   (728)   $  9,470   $  9,772   $ 19,437

       Add fixed charges                                                              690      1,508     13,652
                                              --------   --------    --------    --------   --------   --------

                                              $    232   $    381    $   (728)   $ 10,160   $ 11,280   $ 33,089
                                              --------   --------    --------    --------   --------   --------

FIXED CHARGES:
--------------

       Interest expense                                                               656      1,240     12,656
       Amortization of debt financing costs                                            34        268        996
                                              --------   --------    --------    --------   --------   --------

       TOTAL FIXED CHARGES                        --         --          --           690      1,508     13,652
                                              --------   --------    --------    --------   --------   --------

RATIO OF EARNINGS TO FIXED CHARGES                 N/A        N/A         N/A       14.72       7.48       2.42
                                                                                 ========   ========   ========